Exhibit 99.1

Contact:	Dennis Lakomy Chief Financial Officer (708) 757-2803	Release Date: Immediate

RICHARD PIERCE APPOINTED TO CFC INTERNATIONAL, INC. AUDIT COMMITTEE

Chicago Heights, Illinois July 19, 2006 – Worldwide holographic and specialty coated film manufacturer CFC International, Inc. (Nasdaq: CFCI) today announced that on July 17, 2006, its Board of Directors appointed Richard Pierce, who is currently serving as an independent director of CFC, to the audit committee of the Board of Directors, effective immediately.

On June 19, 2006, William G. Brown retired from CFC’s Board of Directors. Mr. Brown served as a member of CFC’s audit committee. On July 13, 2006, Nasdaq notified CFC that, as a result of Mr. Brown’s retirement, CFC was not in compliance with Nasdaq’s audit committee requirements as set forth in Nasdaq Marketplace Rule 4350(d)(2), which requires, among other things, that each listed issuer have at least three members on its audit committee. On July 18, 2006, CFC received written notice from Nasdaq confirming CFC’s noncompliance and stating that, with the appointment of Mr. Pierce to fill the vacancy on the audit committee, CFC had regained compliance with Nasdaq Marketplace Rule 4350(d)(2). This notice is being furnished in compliance with Nasdaq Marketplace Rule 4803(a).

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About CFC International, Inc.

CFC International, Inc. formulates, manufactures, and sells chemically-complex, transferable, multi-layer coatings for use in many diversified markets, such as holographic packaging and authentication seals, furniture and building products, pharmaceutical products and transaction cards (including credit cards, debit cards, ATM cards, and access cards), and intaglio printing. With manufacturing facilities in Chicago Heights and Countryside, Illinois and Göppingen, Germany, and sales offices in the United Kingdom, France and Hong Kong, CFC’s products are sold to more than 1,000 active customers worldwide. For more information visit CFC’s website at www.cfcintl.com.

CFC’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements made in this press release, other than historical facts, constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Those statements involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, continued unfavorable economic conditions may impact market growth trends or otherwise impact the demand for CFC’s products and services; competition from existing and new competitors and producers of alternative products will impact the company’s ability to penetrate or expand its presence in new or growing markets; uncertainties relating to the company’s ability to develop and distribute new proprietary products to respond to market needs in a timely manner may impact the company’s ability to exploit new or growing markets; CFC’s ability to successfully identify and implement productivity improvements and cost reduction initiatives may impact profitability; and risks inherent in international operations, including possible economic, political, or monetary instability, may impact the level and profitability of CFC’s foreign sales. In addition to the factors set forth in this release, the economic, competitive, governmental, technological, and other factors identified in CFC’s filings with the Securities and Exchange Commission could affect the forward looking statements contained in this press release. CFC has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of anticipated events.